Exhibit 99.1

Accenture Announces Leadership Appointments

NEW YORK; January 20, 2011— Accenture (NYSE: ACN) today announced the following changes to its executive leadership, effective March 1:

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Sander van ’t Noordende, 47, has been named group chief executive of Accenture’s Management Consulting growth platform, succeeding Mark Foster who is retiring from the company. Mr. van ’t Noordende is currently group chief executive of Accenture’s Resources operating group, a position he has held since 2006. In his new role, Mr. van ’t Noordende will be responsible for the company’s management consulting capabilities across all of its service lines. In addition, he will assume responsibility for several other initiatives, including Analytics, Sustainability and Business Process Management. Mr. van ’t Noordende has been with Accenture for 23 years and has held a number of leadership roles across many parts of its business.

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Jean-Marc Ollagnier, 49, will succeed Mr. van ’t Noordende as group chief executive of Accenture’s Resources operating group, which serves clients in the utilities, chemicals, energy (oil and gas), forest products, metals and mining industries. He currently leads Accenture’s Resources business across Europe, Africa, the Middle East and Latin America, a position he has held since 2006. During his 24 years with Accenture, Mr. Ollagnier has served in a variety of leadership roles, and has significant experience across many industries working with large, global clients on significant transformation programs.

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Shawn Collinson, 49, has been named senior managing director—Growth & Strategy, succeeding Karl-Heinz Floether who will retire from the company later this year. Mr. Collinson, who joined Accenture in 1990, is currently managing director of Industries and Market Innovation, with responsibility for Accenture’s industry programs and investments. In his new role, Mr. Collinson will oversee all aspects of the Accenture strategy as well as continue to lead its industry and innovation programs. Mr. Collinson also oversees the business relationship with one of Accenture’s largest Resources clients.

“Sander, Jean-Marc and Shawn bring significant expertise and skills to their new roles. They all have outstanding leadership experience with Accenture, track records of success, and strong commitment to providing the highest level of service to our clients,” said Pierre Nanterme, Accenture’s chief executive officer. “I look forward to working closely with them as we accelerate the execution of our growth strategy, while delivering value to our clients and shareholders.

“On behalf of Accenture, I want to recognize both Mark and Karl-Heinz for their significant accomplishments and thank them for their many years of service to the company. Each has demonstrated true dedication and commitment to the success of our company and our clients.”

About Accenture

Accenture is a global management consulting, technology services and outsourcing company, with approximately 211,000 people serving clients in more than 120 countries. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments. The company generated net revenues of US$21.6 billion for the fiscal year ended Aug. 31, 2010. Its home page is www.accenture.com.

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Contact:

Fred Hawrysh

Accenture

+1 (917) 452-4398

fred.hawrysh@accenture.com

Alex Pachetti

Accenture

+1 (917) 452-5519

alex.pachetti@accenture.com

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